Exhibit 21.1

WISCONSIN ENERGY CORPORATION

SUBSIDIARIES AS OF DECEMBER 31, 2004

The following table includes the subsidiaries of Wisconsin Energy Corporation, a diversified holding company incorporated in the state of Wisconsin, as well as the percent of ownership, as of December 31, 2004:

Subsidiary (a)	State of Incorporation or Organization	Percent Ownership
Wisconsin Electric Power Company	Wisconsin	100%
ATC Management Inc.	Wisconsin	37.8%
American Transmission Company LLC	Wisconsin	33.22%
Bostco LLC	Wisconsin	100%

Wisconsin Gas LLC	Wisconsin	100%

Edison Sault Electric Company	Michigan	100%
American Transmission Company LLC	Wisconsin	4.62%

W.E. Power, LLC	Wisconsin	100%
Elm Road Generating Station Supercritical, LLC	Wisconsin	100%
Elm Road Services, LLC	Wisconsin	100%
Port Washington Generating Station, LLC	Wisconsin	100%

Guardian Pipeline, L.L.C.	Delaware	33.33%

WEC Nuclear Corporation	Wisconsin	100%
Nuclear Management Company, LLC	Wisconsin	20%

WISVEST Corporation	Wisconsin	100%
CET Two, LLC	Delaware	100%
Calumet Energy Team, LLC	Delaware	100%

Minergy Corp.	Wisconsin	100%
GlassPack, LLC	Wisconsin	100%
Minergy Neenah, LLC	Wisconsin	100%

WISPARK LLC	Wisconsin	100%
CenterPoint WISPARK Land Company LLC	Wisconsin	36.18%

Wisconsin Energy Capital Corporation	Wisconsin	100%

(a)	Omits the names of certain subsidiaries, which if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as of December 31, 2004. Indirectly owned subsidiaries are listed under the subsidiaries through which Wisconsin Energy Corporation holds ownership.